UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 27, 2014

Kirby Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-7615	74-1884980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Waugh Drive, Suite 1000	77007
Houston, Texas (Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:
(713) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 25, 2014, the Board of Directors of Kirby Corporation (the "Company") elected C. Andrew Smith Executive Vice President and Chief Financial Officer of the Company.  Mr. Smith previously served as Executive Vice President-Finance.  David W. Grzebinski relinquished the title of Chief Financial Officer, but will remain President and Chief Operating Officer of the Company.
Mr. Smith is a Certified Public Accountant and holds a degree in business administration from the University of Houston.  He has served as Executive Vice President-Finance of the Company since January 2014.  Prior to joining the Company, he served as Senior Vice President and Chief Financial Officer of Benthic Geotech and was previously Chief Financial Officer for both Global Industries, Ltd. and NATCO Group.
Mr. Smith's compensation includes (1) a base salary at the rate of $350,000 per year, (2) target annual incentive compensation for 2014 equal to 70% of his base salary, (3) a one-time grant of 5,235 shares of restricted stock to compensate him for unvested equity compensation from his former employer that he forfeited to accept employment with the Company, (4) a one-time cash payment of $132,500 to compensate him for a 2013 bonus from his former employer that he forfeited to accept employment with the Company and (5) a long-term incentive compensation award with a target value of $625,000, including stock options covering 3,555 shares, 2,465 shares of restricted stock and a cash performance award with a target value of $250,000 for the three-year performance period 2014-2016.  The percentage of the target award paid at the end of the performance period will be based on the Company's achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under its annual incentive plan, with the three factors equally weighted.  Mr. Smith will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period.  The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
KIRBY CORPORATION
(Registrant)

	By:	/s/ G. Stephen Holcomb
G. Stephen Holcomb
Vice President – Investor Relations and Assistant Secretary

Dated: February 27, 2014